Exhibit 99.1

For More Information Contact:
Chris Sternberg
Senior Vice President, Corporate Communications
502-261-4934

FOR IMMEDIATE RELEASE

PAPA JOHN’S ANNOUNCES TWO CHANGES TO SENIOR MANAGEMENT TEAM

Lou Jones hired as senior vice president and general counsel;
Robb Chase, president, international to leave company

LOUISVILLE, Ky. (May 31, 2007) — Papa John’s International, Inc. (NASDAQ:  PZZA) today announced the hiring of Lou Jones as senior vice president and general counsel and the departure of the company’s international president, Robb Chase.

Jones, who earned her J.D. from Southern Methodist University in 1984, has more than 24 years of experience in the legal arena, including in the areas of domestic and international franchise law, transactional and general corporate law, and real estate law.  She spent the last nine years with Blockbuster Inc. (NYSE: BBI), most recently serving as senior vice president, corporate and international law.

Other positions held by Jones at Blockbuster include vice president, international counsel (2003-2006); vice president, senior corporate counsel — franchise (1999-2003); and corporate counsel — franchise (1998-1999).  Prior to Blockbuster, Jones served as shareholder/partner for the Dallas-based Thompson & Knight law firm.

“Lou’s experience in domestic and international franchise law, and general corporate law will be a tremendous asset to Papa John’s,” said Nigel Travis, Papa John’s president and chief executive officer.

Chase, who joined the company in August 2006, has decided to leave the company to join a private equity firm in his hometown of Toronto, Canada.  While the company seeks a replacement for Chase, the international division will be led on an interim basis by Papa John’s chief financial officer, David Flanery.

“We are disappointed to lose Robb, but understand the opportunity he saw in the new position and his desire to keep his family in their hometown,” said Travis.  “We will continue to invest in our international development as we grow the Papa John’s brand worldwide.”

Headquartered in Louisville, Kentucky, Papa John’s is the world’s third largest pizza company.  Papa John’s has been rated no. 1 in customer satisfaction among pizza chains in the American Customer Satisfaction Index (ACSI) for eight years running (1999 - 2007).  For more information about the company or to order pizza online, visit Papa John’s at www.papajohns.com

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